Exhibit 99.1

http://www.ball.com/	Ann T. Scott 303-460-3537, ascott@ball.com Renee Robinson 303-460-2476, rarobins@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Improved Second Quarter Results

Highlights

•  Second quarter U.S. GAAP earnings per diluted share of 58 cents vs. 34 cents in 2018

•  Second quarter comparable earnings per diluted share of 64 cents vs. 58 cents in 2018

•    Year-over-year results include 4 cent comparable earnings per dilutive share impact of July 2018 U.S. steel food and steel aerosol business sale

•    Global beverage can volumes up 5 percent in second quarter; up 6 percent year-to-date

•    Global aluminum aerosol volumes up 1 percent in second quarter; up 2 percent year-to-date

•    Aerospace contracted backlog exceeds $2 billion; won not booked backlog of $4.8 billion

•    2019 financial goals largely intact; long-term growth prospects gaining strength

BROOMFIELD, Colo., Aug. 1, 2019 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, second quarter 2019 net earnings attributable to the corporation of $197 million (including the net effect of after-tax charges of $22 million, or 6 cents per diluted share for business consolidation and other non-comparable costs) or 58 cents per diluted share, on sales of $3.0 billion, compared to $119 million net earnings attributable to the corporation, or 34 cents per diluted share (including the net effect of after-tax charges of $88 million, or 24 cents per diluted share for business consolidation and other non-comparable costs), on sales of $3.1 billion in 2018. Results for the first six months of 2019 were net earnings attributable to the corporation of $314 million, or 92 cents per diluted share, on sales of $5.8 billion, compared to $244 million net earnings attributable to the corporation, or 68 cents per diluted share, on sales of $5.9 billion for the first six months of 2018.

Ball’s second quarter and year-to-date 2019 comparable earnings per diluted share were 64 cents and $1.13, respectively versus second quarter and year-to-date 2018 comparable earnings per diluted share of 58 cents and $1.09, respectively.

Results reflect the sale of the company’s U.S. steel food and steel aerosol business effective July 31, 2018. References to volume data represent units shipped in respective periods. Details of comparable segment earnings, business consolidation activities and other non-comparable items can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.

“Strong demand trends in both our metal beverage packaging and aerospace businesses continue. During the quarter, rising global beverage can demand driven by continued specialty can growth from new product introductions by our customers and initial efforts by existing customers to shift established brands to aluminum packaging, resulted in tight supply conditions for specialty cans and higher short-term costs to serve growth, particularly in North and South America. Overall global volumes were up nearly 5 percent driven by a 13 percent increase in global specialty volumes. As we look forward in the near term, recent specialty can manufacturing line speed ups across our existing global plant network will allow us to keep pace with our customers’ needs for infinitely recyclable aluminum packaging,” said John A. Hayes, chairman, president and chief executive officer.

“As we look out over the next 12 to 36 months, higher than expected growth in our global beverage container businesses will require additional investment and, when combined with recently negotiated contracts and our aerospace technologies being leveraged across multiple customer platforms, the stage is set for an exciting multi-year period of growth, innovation and disciplined capital allocation for our company.”

Beverage Packaging, North and Central America

Beverage packaging, North and Central America, comparable segment operating earnings for the second quarter 2019 were $141 million on sales of $1.3 billion compared to $157 million on sales of $1.2 billion in the second quarter 2018. For the first six months, comparable segment operating earnings were $259 million on sales of $2.4 billion compared to $270 million on sales of $2.3 billion during the same period in 2018.

Mid-single digit volume growth during the quarter was more than offset by approximately $35 million of previously disclosed unfavorable U.S. aluminum scrap rates and incremental costs to serve strong specialty can growth from newly commissioned production lines.

In the second half of 2019, continued volume growth, net fixed cost savings, lower start-up costs, mix and improved aluminum can sheet availability are expected to add significantly to results. Beyond 2019, favorable contractual terms, customers’ growth projections for specialty cans and manufacturing efficiencies on new assets will drive year-over-year improvement.

Beverage Packaging, South America

Beverage packaging, South America, comparable segment operating earnings for the second quarter of 2019 were $65 million on sales of $377 million, compared to $66 million on sales of $379 million during the same period in 2018. For the first six months, comparable segment operating earnings were $133 million on sales of $818 million compared to $164 million on sales of $838 million during the same period in 2018.

Consistent with last quarter, low-teens segment volume growth was unable to offset fully the previously disclosed conclusion of the third-party end sales agreement as part of the Rexam acquisition. Industry beverage can demand in South America, particularly in Brazil, remains strong as beer customers continue to shift packaging mix from returnable glass to aluminum cans and overall consumption of alcohol and non-alcoholic products improved. The company’s new beverage can manufacturing plant in Paraguay is scheduled to begin production in late 2019. As we look forward, year-over-year performance is expected to accelerate as we cycle out of difficult comparisons.

Beverage Packaging, Europe

Beverage packaging, Europe, comparable segment operating earnings for the second quarter of 2019 were $87 million on sales of $715 million, compared to $75 million on sales of $703 million in the second quarter 2018. For the first six months, comparable segment operating earnings were $151 million on sales of $1.4 billion compared to $135 million on sales of $1.3 billion during the same period in 2018.

Second quarter segment earnings reflect high single-digit can demand growth across Europe offset by euro earnings translation. Segment volume was driven by packaging mix shift to cans in the water, carbonated soft drink and beer categories and mid-teens growth for energy drinks.  New lines in the company’s existing Widnau, Switzerland, and Belgrade, Serbia, facilities that began production in January were running at full capacity during the quarter.

Positive volume momentum continues as certain customers continue to adjust a portion of their packaging filling assets to aluminum beverage packaging from single-serve plastics, particularly in Northern Europe.

Aerospace

Aerospace comparable segment operating earnings for the second quarter 2019 were $38 million on sales of $379 million, compared to $24 million on sales of $290 million in the second quarter 2018. For the first six months, comparable segment operating earnings were $68 million on sales of $707 million compared to $49 million on sales of $554 million during the same period in 2018.

During the quarter, NASA’s Green Propellant Infusion Mission (GPIM), built by Ball, was successfully launched, fully commissioned and is currently performing beyond expectations. Program execution remains strong across the business and year-to-date the company hired approximately 600 people with an additional 600 employees expected to be hired by year end. To serve continued momentum, additional infrastructure growth capital will be deployed in the second half of 2019 and throughout 2020. Contracts already won, but not yet booked into current contracted backlog is $4.8 billion. Quarterly year-over-year segment earnings improvement will continue throughout 2019 and beyond.

Non-reportable

Year-over-year results in non-reportable reflect the dilutive impact of the July 31, 2018, sale of the U.S. steel food and steel aerosol business partially offset by low-single digit volume growth in the company’s retained global aluminum aerosol business driven by demand for personal care aluminum aerosol packaging. Additional businesses supporting non-reportable include aluminum beverage can manufacturing operations in AMEA and Asia. Despite the previously announced Chinese asset sale, non-reportable results are expected to improve year-over-year in the second half.

Outlook

“The company’s financial position is strong. We have ample financial flexibility to accelerate disciplined growth investments and return significant value to shareholders,” said Scott C. Morrison, senior vice president and chief financial officer.

“Our long-term growth outlook continues to develop at a rate higher than we originally anticipated. While in the short term, we have experienced growing pains relative to certain costs, we are deploying capital in our businesses to capture this growth, including but not limited to the further build out of our aerospace manufacturing facilities, a new multi-line facility in Brazil that is secured by multi-year contracts, new beverage can lines in our Rome, Georgia, and Fort Worth, Texas, facilities, as well as additional line speed ups and conversions in North America and Europe.

Our 2019 financial goals originally laid out in mid-2016 remain largely intact, and we expect to exceed our long-term 10 to 15 percent diluted earnings per share growth goal during 2019 and over the next several years,” Hayes said.

About Ball Corporation

Ball Corporation supplies innovative, sustainable packaging solutions for beverage, personal care and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball Corporation and its subsidiaries employ 17,500 people worldwide and reported 2018 net sales of $11.6 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.

Conference Call Details

Ball Corporation (NYSE: BLL) will hold its second quarter 2019 earnings call today at 9 a.m. Mountain time  (11 a.m. Eastern). The North American toll-free number for the call is 800-670-5443. International callers should dial 303-223-2698. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/mmc/p/u98dd9b4

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on August 1, 2019, until 11 a.m. Mountain time on August 8, 2019. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21926382. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors under “news and presentations.”

Forward-Looking Statements

This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely," "positions" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10-K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials and logistics; competitive packaging, pricing and substitution; changes in climate and weather; footprint adjustments and other manufacturing changes, including the startup of new facilities and lines; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain interruptions; potential delays and tariffs related to the U.K’s departure from the EU; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; changes in foreign exchange or tax rates; and tariffs, trade actions, or other governmental actions in any country affecting goods produced by us or in our supply chain, including imported raw materials, such as pursuant to section 232 of the U.S. Trade Expansion Act of 1962; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; interest rates affecting our debt; and successful or unsuccessful joint ventures, acquisitions and divestitures, including with respect to the Rexam PLC acquisition, its integration, the associated divestiture, and their effects on our operating results and business generally.

# # #

Condensed Financial Statements (Second Quarter 2019)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net sales	$3,017	$3,101	$5,802	$5,886

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,428)	(2,484)	(4,681)	(4,721)
Depreciation and amortization	(171)	(178)	(341)	(358)
Selling, general and administrative	(111)	(127)	(238)	(239)
Business consolidation and other activities	-	(69)	(14)	(99)
	(2,710)	(2,858)	(5,274)	(5,417)

Earnings before interest and taxes	307	243	528	469

Interest expense	(81)	(77)	(158)	(150)
Debt refinancing and other costs	-	-	(4)	(1)
Total interest expense	(81)	(77)	(162)	(151)
Earnings before taxes	226	166	366	318
Tax (provision) benefit	(31)	(46)	(41)	(80)
Equity in results of affiliates, net of tax	2	-	(11)	7

Net earnings	197	120	314	245

Net earnings attributable to noncontrolling interests	-	(1)	-	(1)

Net earnings attributable to Ball Corporation	$197	$119	$314	$244

Earnings per share:
Basic	$0.59	$0.34	$0.94	$0.70
Diluted	$0.58	$0.34	$0.92	$0.68

Weighted average shares outstanding (000s):
Basic	332,825	348,221	333,528	349,212
Diluted	341,637	354,904	342,233	356,276

Condensed Financial Statements (Second Quarter 2019)

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
($ in millions)	2019	2018

Cash Flows from Operating Activities:
Net earnings	$314	$245
Depreciation and amortization	341	358
Business consolidation and other activities	14	99
Deferred tax provision (benefit)	(7)	37
Other, net	6	48
Changes in working capital	(415)	(353)
Cash provided by (used in) operating activities	253	434
Cash Flows from Investing Activities:
Capital expenditures	(275)	(444)
Business dispositions	-	(45)
Other, net	11	39
Cash provided by (used in) investing activities	(264)	(450)
Cash Flows from Financing Activities:
Changes in borrowings, net	590	421
Net issuances (purchases) of common stock	(388)	(175)
Dividends	(83)	(70)
Other, net	(12)	(12)
Cash provided by (used in) financing activities	107	164
Effect of currency exchange rate changes on cash, cash equivalents and restricted cash	12	(50)
Change in cash, cash equivalents and restricted cash	108	98
Cash, cash equivalents and restricted cash - beginning of period	728	459
Cash, cash equivalents and restricted cash - end of period (a)	$836	$557

(a)	Includes $63 million of cash and cash equivalents reported in assets held for sale in Ball’s unaudited condensed consolidated balance sheet as of June 30, 2019.

Condensed Financial Statements (Second Quarter 2019)

Unaudited Condensed Consolidated Balance Sheets

	June 30,
($ in millions)	2019	2018

Assets
Current assets
Cash and cash equivalents	$764	$549
Receivables, net	1,956	2,013
Inventories, net	1,183	1,257
Other current assets	160	206
Assets held for sale	470	850
Total current assets	4,533	4,875
Property, plant and equipment, net	4,385	4,473
Goodwill	4,433	4,516
Intangible assets, net	2,104	2,305
Other assets	1,654	1,366

Total assets	$17,109	$17,535

Liabilities and Equity
Current liabilities
Short-term debt and current portion of long-term debt	$392	$176
Payables and other accrued liabilities	3,560	3,553
Liabilities held for sale	182	225
Total current liabilities	4,134	3,954
Long-term debt	6,916	7,171
Other long-term liabilities	2,495	2,415
Equity	3,564	3,995

Total liabilities and equity	$17,109	$17,535

Notes to the Condensed Financial Statements (Second Quarter 2019)

1. Business Segment Information

Ball’s operations are organized and reviewed by management along its product lines and geographical areas and presented in the four reportable segments outlined below:

Beverage packaging, North and Central America:  Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe:  Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments located in Africa, Middle East and Asia (beverage packaging, AMEA) and Asia Pacific (beverage packaging, Asia Pacific) that manufacture and sell metal beverage containers; a non-reportable segment that manufactures and sells aerosol containers, extruded aluminum aerosol containers and aluminum slugs (aerosol packaging); undistributed corporate expenses; intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Second Quarter 2019)

1. Business Segment Information (continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2019	2018	2019	2018

Net sales
Beverage packaging, North and Central America	$1,286	$1,241	$2,417	$2,276
Beverage packaging, South America	377	379	818	838
Beverage packaging, Europe	715	703	1,353	1,312
Aerospace	379	290	707	554
Reportable segment sales	2,757	2,613	5,295	4,980
Other	260	488	507	906
Net sales	$3,017	$3,101	$5,802	$5,886

Comparable operating earnings
Beverage packaging, North and Central America	$141	$157	$259	$270
Beverage packaging, South America	65	66	133	164
Beverage packaging, Europe	87	75	151	135
Aerospace	38	24	68	49
Reportable segment comparable operating earnings	331	322	611	618

Other (a)	16	30	11	34
Comparable operating earnings	347	352	622	652
Reconciling items
Business consolidation and other activities	-	(69)	(14)	(99)
Amortization of acquired Rexam intangibles	(40)	(40)	(80)	(84)
Earnings before interest and taxes	$307	$243	$528	$469

(a)

Includes undistributed corporate expenses, net, of $16 million and $21 million for the three months ended June 30, 2019 and 2018, respectively, and $39 million and $43 million for the six months ended June 30, 2019 and 2018, respectively.

Notes to the Condensed Financial Statements (Second Quarter 2019)

2. Non-Comparable Items

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2019	2018	2019	2018

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Facility closure costs (1)	$(5)	$-	$(6)	$3
Individually insignificant items	-	1	-	(5)
Other non-comparable items
Amortization of acquired Rexam intangibles	(7)	(6)	(15)	(16)
Total beverage packaging, North and Central America	(12)	(5)	(21)	(18)

Beverage packaging, South America
Business consolidation and other activities
Brazilian indirect taxes (2)	56	-	56	-
Facility closure costs (3)	(16)	-	(16)	-
Individually insignificant items	(3)	(1)	(4)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(14)	(14)	(28)	(28)
Total beverage packaging, South America	23	(15)	8	(29)

Beverage packaging, Europe
Business consolidation and other activities
Facility closure and restructuring costs (4)	(13)	(3)	(11)	(13)
Individually insignificant items	(3)	(1)	(4)	(1)
Other non-comparable items
Amortization of acquired Rexam intangibles	(16)	(18)	(33)	(36)
Total beverage packaging, Europe	(32)	(22)	(48)	(50)

Other
Business consolidation and other activities
Divestment Business indemnities	-	(2)	-	(2)
Rexam acquisition related compensation arrangements (5)	(3)	(4)	(7)	(15)
Consolidation charges (6)	-	(4)	-	(4)
Loss on sale of U.S. steel food and steel aerosol business	-	(41)	-	(41)
Transaction related and other costs for the U.S. steel food and steel aerosol sale	-	(4)	-	(4)
Transaction related costs for the China business sale (7)	(3)	-	(16)	-
Individually insignificant items	(10)	(10)	(6)	(16)
Other non-comparable items
Share of equity method affiliate non-comparable costs (8)	(4)	-	(16)	-
Amortization of acquired Rexam intangibles	(3)	(2)	(4)	(4)
Debt refinancing and other costs	-	-	(4)	(1)
Total other	(23)	(67)	(53)	(87)

Notes to the Condensed Financial Statements (Second Quarter 2019)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Total business consolidation and other activities	-	(69)	(14)	(99)
Total other non-comparable items	(44)	(40)	(100)	(85)
Total non-comparable items	(44)	(109)	(114)	(184)

Discrete non-comparable tax items (9)	10	(6)	10	(6)
Tax effect on business consolidation and other activities	-	17	5	25
Tax effect on other non-comparable items	12	10	27	22
Total non-comparable tax items	22	21	42	41
Total non-comparable items, net of tax	$(22)	$(88)	$(72)	$(143)

(1)

In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham plant ceased production during the second quarter of 2018, and the Longview and Chatsworth plants ceased production during the third quarter of 2018. In December 2018, the company completed the sale of its closed manufacturing facility in Chatsworth, California. Charges in the three and six months ended June 30, 2019, and credits in the six months ended June 30, 2018, were the result of updated estimates for the costs of employee severance and benefits and facility shutdown costs.

(2)

The  company recorded gains related to indirect tax contingencies in Brazil. Our Brazilian subsidiaries filed lawsuits in 2014 and 2015 to challenge the Brazilian tax authorities regarding the computation of certain indirect taxes, claiming amounts were overpaid to the tax authorities as a result of being charged a tax on a tax. The amounts recorded in business consolidation and other activities related to periods prior to 2019. As these and other comparable cases are resolved and the amounts claimed become realizable, the company will record gains, which may result in material reimbursements to the company and cannot be estimated at this time.

(3)	Charges in the three and six months ended June 30, 2019, were comprised of facility shutdown costs, asset impairment, accelerated depreciation and other costs related to restructuring activities.
(4)

During the three and six months ended June 30, 2019 and 2018, the company recorded charges for asset impairments, accelerated depreciation and inventory impairments related to plant closures and restructuring activities.

(5)	During the three and six months ended June 30, 2019 and 2018, the company incurred charges for compensation arrangements associated with the Rexam acquisition and integration.

(6)

During 2018, the former food and aerosol packaging segment recorded charges for employee severance and benefits, asset impairment, accelerated depreciation and inventory impairment related to consolidation activities.

(7)

In December 2018, the company announced an agreement to sell its beverage packaging facilities in China. Charges for the three and six months ended June 30, 2019, were comprised of estimated employee severance costs and professional fees associated with the transaction.

(8)

The company recorded its proportional share of non-comparable costs of its equity method affiliate, Ball Metalpack.  Charges for the three and six months ended June 30, 2019, are for purchase accounting related intangible amortization and business consolidation costs. These charges were recorded in the line equity in results of affiliates, net of tax in Ball’s unaudited condensed consolidated statements of earnings.

(9)	During 2019, the company obtained a tax benefit as a result of certain legal entities in Brazil being restructured. During 2018, the

Notes to the Condensed Financial Statements (Second Quarter 2019)

company incurred foreign exchange losses on its deferred tax balances in Brazil following the devaluation of the Brazilian real against the U.S. dollar. Foreign exchange gains and losses on the deferred tax balances were not significant in 2019 or in years prior to 2018.

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings. Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.  We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity and low visibility with respect to certain special items, including restructuring charges, business consolidation and other costs, gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings and other non-comparable items.  These items are uncertain, depend on various factors and could be material to our results computed in accordance with U.S. GAAP.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings, Comparable Net Earnings, Comparable Diluted Earnings Per Share and Net Debt – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs. Comparable Operating Earnings is earnings before interest, taxes, business consolidation and other non-comparable costs. Comparable Net Earnings is net earnings attributable to Ball Corporation before business consolidation and other non-comparable costs after tax. Comparable Diluted Earnings Per Share is Comparable Net Earnings divided by diluted weighted average shares outstanding. We use Comparable EBITDA, Comparable Operating Earnings, Comparable Net Earnings, and Comparable Diluted Earnings Per Share internally to evaluate the company's operating performance. Net Debt is total debt less cash and cash equivalents, which are derived directly from the company’s financial statements. Ball management uses Net Debt to Comparable EBITDA and Comparable EBITDA to interest expense as metrics to monitor the credit quality of Ball Corporation.

Please see the company’s website for further details of the company’s non-U.S. GAAP financial measures at www.ball.com/investors under the “FINANCIALS” tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions, except per share amounts)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$197	$119	$314	$244
Add: Business consolidation and other activities	-	69	14	99
Add: Amortization of acquired Rexam intangibles	40	40	80	84
Add: Share of equity method affiliate non-comparable costs	4	-	16	-
Add: Debt refinancing and other costs	-	-	4	1
Less: Non-comparable tax items	(22)	(21)	(42)	(41)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$219	$207	$386	$387
Comparable diluted earnings per share	$0.64	$0.58	$1.13	$1.09

Notes to the Condensed Financial Statements (Second Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
($ in millions)	2019	2018	2019	2018

Net earnings attributable to Ball Corporation	$197	$119	$314	$244
Add: Net earnings attributable to noncontrolling interests	-	1	-	1
Net earnings	197	120	314	245
Less: Equity in results of affiliates, net of tax	(2)	-	11	(7)
Add: Tax provision (benefit)	31	46	41	80
Earnings before taxes	226	166	366	318
Add: Total interest expense	81	77	162	151
Earnings before interest and taxes	307	243	528	469
Add: Business consolidation and other activities	-	69	14	99
Add: Amortization of acquired Rexam intangibles	40	40	80	84
Comparable Operating Earnings	$347	$352	$622	$652

Notes to the Condensed Financial Statements (Second Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	June 30, 2019

Net earnings attributable to Ball Corporation	$524
Add: Net earnings attributable to noncontrolling interests	(2)
Net earnings	522
Less: Equity in results of affiliates, net of tax	13
Add: Tax provision (benefit)	146
Earnings before taxes	681
Add: Total interest expense	313
Earnings before interest and taxes (EBIT)	994
Add: Business consolidation and other activities (a)	106
Add: Amortization of acquired Rexam intangibles (a)	160
Comparable Operating Earnings	1,260
Add: Depreciation and amortization	685
Less: Amortization of acquired Rexam intangibles (a)	(160)
Comparable EBITDA	$1,785

Interest expense	$(309)

Total debt at period end	$7,308
Less: Cash and cash equivalents	(764)
Net Debt	$6,544

Comparable EBITDA/Interest Expense (Interest Coverage)	5.8x
Net Debt/Comparable EBITDA	3.7x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.

Notes to the Condensed Financial Statements (Second Quarter 2019)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Six	Add: Six	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	June 30,	June 30,	June 30,
($ in millions, except ratios)	2018	2018	2019	2019

Net earnings attributable to Ball Corporation	$454	$244	$314	$524
Add: Net earnings attributable to noncontrolling interests	(1)	1	-	(2)
Net earnings	453	245	314	522
Less: Equity in results of affiliates, net of tax	(5)	(7)	11	13
Add: Tax provision (benefit)	185	80	41	146
Earnings before taxes	633	318	366	681
Add: Total interest expense	302	151	162	313
Earnings before interest and taxes (EBIT)	935	469	528	994
Add: Business consolidation and other activities (a)	191	99	14	106
Add: Amortization of acquired Rexam intangibles (a)	164	84	80	160
Comparable Operating Earnings	1,290	652	622	1,260
Add: Depreciation and amortization	702	358	341	685
Less: Amortization of acquired Rexam intangibles (a)	(164)	(84)	(80)	(160)
Comparable EBITDA	$1,828	$926	$883	$1,785

Interest expense	$(301)	$(150)	$(158)	$(309)

Total debt at period end				$7,308
Less: Cash and cash equivalents				(764)
Net Debt				$6,544

Comparable EBITDA/Interest Expense (Interest Coverage)				5.8	x
Net Debt/Comparable EBITDA				3.7	x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.